Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-268920) and Form S-8 (No. 333-261589 and 333-266109) of Chicago Atlantic Real Estate Finance, Inc. (the Company) of our report dated March 12, 2026, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, P.C.

Chicago, Illinois

March 12, 2026